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Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Paul Feeney Executive Vice President and Chief Financial Officer AEP Industries (201) 807-2330 feeneyp@aepinc.com

AEP INDUSTRIES INC. REPORTS FISCAL 2003 SECOND
QUARTER RESULTS

        South Hackensack, NJ, June 11, 2003—AEP Industries Inc. (Nasdaq: AEPI, the "Company") today reported financial results for its fiscal second quarter ended April 30, 2003.

        Net sales for the second quarter were $191,006,000, an 18.6 percent increase from $161,015,000 in the same quarter last year. The increase in second quarter net sales is primarily due to a 20.9 percent increase in average unit sales prices partially offset by a 1.9 percent decrease in sales volume. For the six-month period, net sales increased 16.6 percent to $360,778,000 from $309,551,000 in 2002. The increase in 2003 year-to-date net sales is primarily due to a 13.5 percent increase in average per unit selling prices combined with a 2.7 percent volume increase.

        Gross margin for the second quarter of fiscal 2003 decreased to 16.5 percent from 22.0 percent in the same quarter last year. The six-month gross margin decreased to 16.7 percent compared with 21.6 percent in the prior fiscal year. The decline in gross profits in both periods was the result of the Company's inability to pass increased raw materials costs through to its customers. In addition, the Company's European businesses were negatively affected by the increased value of the Euro.

        Operating expenses increased $2,300,000 and $4,900,000 for the three and six months ended April 30, 2003. The decline in value of the U.S. dollar during the period increased operating expenses by $1,900,000 and $3,200,000, respectively. Increases in core expenses such as fuel, insurance, healthcare, audit and compliance fees account for the remainder of the increased operating expenses.

        Income from operations was $3,780,000 in the second quarter of 2003 compared with $9,905,000 in the prior year's period. For the first six months of fiscal 2003, income from operations declined to $6,739,000 from $18,218,000 for the same period last year.

        The net loss for the second quarter of fiscal 2003 was $3,396,000, or $0.42 per share (diluted), compared with net income of $1,819,000, or $0.23 per share (diluted), in the prior year's second quarter.

        For the first six months of fiscal 2003, AEP reported a net loss of $7,602,000, or $0.95 per share (diluted), compared with net income of $7,836,000, or $1.00 per share (diluted), in the prior year. The 2002 six-month period includes a $6,824,000 gain from the sale of a 50 percent interest in the Company's Australasia "bag in box" operations during the first quarter of 2002.

        "Company operations worldwide are being negatively affected by rapidly increasing raw materials cost, our general inability to pass through, in a timely fashion, these increased costs to our customers, and an extremely competitive market place which results from industry-wide overcapacity. In addition, our European businesses have been negatively affected by the rapid rise in the value of the Euro," commented Brendan Barba, Chairman and Chief Executive Officer of AEP Industries. "We are happy to note that the synergies resulting from our recent Asia/Pacific acquisition had a positive effect on business unit profitability despite material margin compression."

        The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on Thursday, June 12, 2003 at 10:00 a.m. EDT. An archived version of the call will be made available after the call is concluded.

        AEP Industries Inc. manufactures, markets, and distributes an extensive range of plastic packaging products for the food/beverage, industrial and agricultural markets. The Company has operations in nine countries throughout North America, Europe and Australasia.

        Except for historical information contained herein, statements in the release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, risks associated with pricing, volume, EBITDA guidance and conditions of markets. Those and other risks are described in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.

AEP INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(in thousands, except per share data)

	For the Three Months Ended April 30,		For the Six Months Ended April 30,
	2003	2002	2003	2002
NET SALES	$191,006	$161,015	$360,778	$309,551
COST OF SALES	159,442	125,629	300,349	242,566

Gross profit	31,564	35,386	60,429	66,985

	16.5%	22.0%	16.7%	21.6%
OPERATING EXPENSES
Delivery	9,715	8,771	18,181	16,597
Selling	10,696	10,259	21,218	19,668
General and Administrative	7,373	6,451	14,291	12,502

Total operating expenses	27,784	25,481	53,690	48,767

Income from operations	3,780	9,905	6,739	18,218

OTHER INCOME (EXPENSE):
Interest expense, net	(6,428)	(6,200)	(12,753)	(12,733)
Gain on sale of interest in subsidiary	—	(184)	—	6,824
Loss in sale of joint venture	—	—	—	—
Other, net	(215)	(392)	(1,532)	(620)

	(6,643)	(6,776)	(14,285)	(6,529)

Income (loss) before provision for income taxes	(2,863)	3,129	(7,546)	11,689
PROVISION FOR INCOME TAXES	533	1,310	56	3,853

Net income (loss)	$(3,396)	$1,819	$(7,602)	$7,836

EARNINGS (LOSS) PER SHARE:
Net income (loss) per common share—basic and diluted	$(0.42)	$0.23	$(0.95)	$1.00

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AEP INDUSTRIES INC. REPORTS FISCAL 2003 SECOND QUARTER RESULTS
AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)